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                                                                    EXHIBIT 99.1

                        American Arbitration Association
                         EMPLOYMENT DISPUTE         ARBITRATION RULES*
            ----------------------------------------
            (Enter the name of the applicable rules)

                             DEMAND FOR ARBITRATION

                                                             DATE: June 13, 2003


To:    Respondent:   David C. Wittig
                     521 S.W. Westchester Road
                      Topeka, Kansas
                              Representative:   Adam Hoffinger, Esq.
                                                     Piper Rudinick
                                                     1200 Nineteenth St. N.W.
                                                     Washington, DC 20036
                                                     Tele: 202-861-3900
                                                     Fax:  202-223-2085

and

       Respondent:   Douglas T. Lake
                     107 Sheridan Road
                     New Canaan, Connecticut
                              Representative:   Edward J.M. Little, Esq.
                                                     Hughes Hubbard & Reed
                                                     One Battery Park Plaza
                                                     New York, New York 10004
                                                     Tele: 212-837-6000
                                                     Fax:  212-422-4726

       The below named claimant, a party to arbitration provisions contained in written contracts dated SEPTEMBER 23, 2002 and providing for arbitration under the THEN IN EFFECT Arbitration Rules of the American Arbitration Association, hereby demands arbitration thereunder.

THE NATURE OF THE DISPUTE:     SEE ATTACHED
                               ------------

THE CLAIM OR RELIEF SOUGHT (the Amount, if Any):     SEE ATTACHED
                                                     ------------

TYPES OF BUSINESS: Claimant    ELECTRIC UTILITY    Respondent    N/A
                           ----------------------             ---------

HEARING LOCALE REQUESTED:      TOPEKA, KANSAS
                         ---------------------------
                              (City and State)

DOES THE DISPUTE ARISE OUT OF AN EMPLOYMENT RELATIONSHIP?  X  YES ___ NO
                                                           -


       You are hereby notified that copies of our arbitration agreement and this demand are being filed with the American Arbitration Association at its KANSAS CITY, MISSOURI case management center with a request

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that it commence administration of the arbitration. Under the rules, you may file an answering statement, within the time frame specified in the rules, after notice from the administrator.

Signed /s/ Charles W. German             Title ATTORNEY FOR WESTAR ENERGY, INC.
      ----------------------------------
      (May be Signed by a Representative)

        Claimant:   Westar Energy, Inc.
                    818 S. Kansas Ave.
                    Topeka, Kansas

                            Representative:   Charles W. German
                                                   Kirk T. May
                                                   Jason M. Hans
                                                   Rouse Hendricks German May PC
                                                   1010 Walnut, Suite 400
                                                   Kansas City, Missouri 64106
                                                   Tele: 816-471-7700
                                                   Fax:  816-471-2221




____ MEDIATION is a nonbinding process. The mediator assists the parties in working out a solution that is acceptable to them. If you wish for the AAA to contact the other parties to ascertain whether they wish to mediate this matter, please check this box or list them on the back (there is no additional administrative fee for this service).

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                        AMERICAN ARBITRATION ASSOCIATION

WESTAR ENERGY, INC.,                        )
         818 S. Kansas Ave.                 )
         Topeka, Kansas                     )
                                            )
                         Claimant,          )
v.                                          ) No. ____________
                                            ) Hearing Locale: Topeka, Kansas
DAVID C. WITTIG,                    )
         521 S.W. Westchester Road          )
         Topeka, Kansas                     )
                                            )
and                                         )
                                            )
DOUGLAS T. LAKE,                            )
         107 Sheridan Road                  )
         New Canaan, Connecticut            )
                                            )
                         Respondents.       )

                      ATTACHMENT TO DEMAND FOR ARBITRATION

       Westar Energy, Inc., for its claims against David C. Wittig and Douglas
T. Lake, states as follows:

1. Westar Energy, Inc. (the "Company") is a Kansas corporation with its principal place of business in Topeka, Kansas, whose stock is publicly traded on the New York Stock Exchange.

2. David C. Wittig was an Executive Vice President of the Company beginning in 1995, was a Director of the Company beginning in February 1996, became the Company's Chief Executive Officer beginning in July 1998, and became the Chairman of the Board of Directors of the Company beginning in January 1999.

3. Douglas T. Lake was the Company's Chief Strategic Officer and an Executive Vice President beginning in the fall of 1998, and was a Director of the Company beginning in the fall of 2001.

4. As officers and directors of the Company, Wittig and Lake owed fiduciary duties to the Company.

5. In this case, the Company seeks relief from Wittig and Lake's numerous, systematic and ongoing breaches of fiduciary duties owed to the Company.

6. Throughout their employment, Wittig and Lake engaged in self-dealing schemes and transactions focused on their personal compensation, placed their interests in personal enrichment over the best interests of the Company, engaged in and permitted waste of corporate assets, and defrauded the Company and the Board. This unlawful conduct occurred as Wittig and Lake presided over large operating losses, steep stock price declines, cuts in the Company's dividends, a ballooning debt structure, and a failed acquisition strategy.

7. From at least 1998 to 2002, Wittig and Lake sought and conspired to enrich themselves contrary and without regard to the best interests of the Company and to conceal their enrichment. In furtherance of those goals, Wittig and Lake used means of (i) making intentionally false statements to Board; (ii) intentionally misleading the Board; (iii) concealing material information from the Board; (iv) making recommendations to the Board which were not in the best interests of the Company; (v) preparing false and misleading documents; (vi) usurping and abusing corporate resources; and (vii) removing and intentionally avoiding any checks and balances which could impede their goals.

8. Wittig and Lake's breaches of fiduciary duty, self-dealing, malfeasance and faithlessness permeated their employment relationships with the Company. They

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inappropriately participated in the compensation-setting process, and provided false and misleading information in the process.

9. Because Wittig and Lake systematically and continuously breached their fiduciary duties, they are entitled to no compensation or benefits from the Company following the termination of their employment. Alternatively, Wittig and Lake were terminated for cause under their respective employment agreements.

10. Further, because Wittig and Lake's breaches of fiduciary duties, self-dealing, conspiracy, malfeasance and faithlessness permeated their employment relationships with the Company, the Company is entitled to recover all compensation it has previously paid to Wittig and Lake. The law and public policy of the State of Kansas require that Wittig and Lake surrender all benefits of their employment, past and future.

11. From 1998 to 2002, Wittig received compensation and benefits from the Company and damaged the Company in the approximate total amount of $25,523,802.62. Lake received compensation and benefits from the Company and damaged the Company in the approximate total amount of $7,513,529.28. Further, Wittig and Lake also jointly damaged the Company in an additional amount in excess of $10,400,000. The Company is entitled to awards in these amounts.

12. Further, the Company is entitled to avoid payments to Wittig and Lake for severance and other compensation not yet paid by the Company with present total values of approximately $42,235,979.87 and $16,579,900.54, respectively.

13. The Company also seeks an interim order preventing further dissipation of Wittig's and Lake's assets pending final awards in this case.

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                         MISUSE OF THE COMPANY AIRPLANES

14. In furtherance of the goal of personal enrichment, Wittig and Lake acted in their own self-interest to the detriment of the Company between 1998 and 2002 by regularly and systematically misusing the Company airplanes for personal travel.

15. Some examples of Wittig's unreimbursed personal travel, falsely reported as having been for business in Company records and which caused false financial reports and tax returns to be issued, include:

a. From July 10-19, 2002, Wittig used a Company airplane to take his family on a ten day vacation in France and England. They were accompanied by the two-pilot crew, whose hotels, meals and other expenses were paid by the Company. Wittig scheduled only two business meetings during that period. The remainder of the trip consisted of personal dinners, theater and sightseeing.

b. Wittig used the Company airplanes to vacation with family and friends in the Hamptons, New York.

c. Wittig used the Company airplanes to transport his children's nanny and her daughter to and from New York.

d. Wittig used the Company airplanes to take his children to summer camp in Minnesota.

e. Wittig used a Company airplane to take his family, friends and furniture to Baltimore for a history fair.

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f.            Wittig used the Company airplanes to travel to sporting events such as the NCAA Final Four basketball games, to which he took the Company plane in 1999, 2000, 2001 and 2002.

g. On October 14, 2000, Wittig and others took the Company airplane from Topeka to Columbia, Missouri to attend a KU football game and returned to Topeka on the Company plane that same day.

h. In February 2001, Wittig flew with family members and friends from Topeka to West Palm Beach on a Friday afternoon. Wittig stayed in West Palm Beach until Sunday morning, when he and his seven guests flew to Daytona Beach to attend the Daytona 500. The same evening they returned to West Palm Beach. They left for Topeka in the late afternoon of the next day.

16. Some examples of Lake's unreimbursed personal travel, falsely reported as having been for business in Company records and which caused false financial reports and tax returns to be issued, include:

a. Lake regularly commuted to and from New York, and often with by his wife. Although he agreed to establish permanent residency in Topeka, he maintained his permanent residence in New York and used the Company airplanes to commute.

b. In the winter and early spring, Lake often used the Company airplanes to commute to his home in West Palm Beach, Florida, and often with his wife.

c. Lake used the Company airplanes for vacations and to attend social events with family, occasionally including his son-in-law and his wife's parents, to destinations such as New York, New Hampshire, Florida and Colorado.

d.            On December 21, 2001, Lake and his family, his son-in-law and a

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friend of one his children boarded a Company plane with the intent to go on a trip from New York to Charleston, South Carolina for a social function.

e. Returning from a security conference in Florida on February 25, 2001, the airplane went to Westchester County, New York solely for the purpose of dropping off Lake's wife. The airplane then immediately headed to Topeka with the rest of the passengers.

17. Moreover, Wittig and Lake jointly used the Company's airplanes for personal travel and falsely reported it as having been for business. For example, on July 16, 1999, Wittig and his family flew from Topeka to Westhampton Beach with Lake on board. The Wittigs were dropped off. Lake went on to Westchester to pick up his wife and children, his wife's parents and son-in-law, and take them to New Hampshire for his daughter's engagement party. On July 18, 1999, the airplane returned to Westchester with the same passengers and dropped off everyone but Lake. Lake returned to Westhampton Beach to pick up Wittig and his son and transport them to Minnesota to drop Wittig's son at summer camp.

18. Wittig and Lake also scheduled unnecessary business meetings in order to justify using the Company's aircraft for trips that were primarily personal. For example, on December 30, 2001, Wittig and Lake, along with members of their families, flew from Topeka to West Palm Beach, Florida, where they spent the New Year's holiday. Wittig and Lake scheduled a single meeting with officers of Protection One during their time in Florida. However, Wittig and Lake knew that the meeting was only an attempt to justify the primary purpose for the travel - a vacation for Wittig, Lake and their families.

19. Wittig and Lake were not authorized to use the Company's airplanes for personal travel.

20.        Wittig and Lake have acknowledged that they used the Company planes

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

for personal travel.

21. Wittig and Lake knew that they were not authorized to use the Company airplanes for personal travel. Indeed, Wittig and Lake caused the Company's flight logs to falsely represent that personal travel on the Company airplanes was undertaken for business purposes.

22. Wittig and Lake further abused using the Company's airplanes in connection with business travel. Wittig and Lake scheduled business meetings in Marseilles, Brussels, Dusseldorf, Geneva and London from June 1, 2000 through June 9, 2000. One of the Company airplanes was capable of transatlantic flights, but it needed to stop to refuel along the way. Wittig and Lake used the airplane to fly to New York. From there, Wittig and Lake flew first class on a commercial airline to Paris and then flew on to Marseilles, but had two pilots fly the airplane to France and meet them. To do this, the airplane had to stop to refuel in Newfoundland and Iceland. Once the airplane arrived in France, Wittig and Lake used it for four flights within Europe, from Marseilles to Brussels, from Brussels to Dusseldorf, from Dusseldorf to Geneva, and from Geneva to London. On their return from London, they again flew first class on a commercial airplane to New York. The two pilots flew the airplane from Europe to Topeka by way of Iceland, Newfoundland and Milwaukee. Meanwhile, a second Company airplane flew to New York for the purpose of meeting Wittig to bring him to Topeka. Lake stayed behind in New York for a few days for meetings, until he was picked up by the same Company airplane and brought to Topeka.

23. In the fall of 2001, the then director of internal audit approached Wittig and explained her intention to do an audit of the Company's airplanes. Wittig refused to allow the audit in order to avoid drawing attention to his and Lake's abuse of them.

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

24. Moreover, from 1998 through 2002, Wittig and Lake falsely represented in the annual questionnaires to directors and officers that they had not received non-cash employment benefits including, specifically, personal travel on the Company's airplanes.

25. Wittig's and Lake's personal use of the Company's airplanes constituted a knowing usurpation and waste of corporate resources and was a breach of their fiduciary duties to the Company.

26. Wittig's and Lake's repeated abuse of the Company's airplanes in connection with business travel was a breach of their fiduciary duties to the Company.

27. Wittig's and Lake's false reporting of personal travel as having been for business in Company records was a breach of their fiduciary duties. 28. Wittig's refusal to permit an audit of the use of the Company's airplanes was a breach of his fiduciary duties to the Company.

29. Wittig's and Lake's false representations in their annual directors' and officers' questionnaires that they had not received non-cash benefits of personal travel on the Company's airplanes was a breach of their fiduciary duties.

30. If Wittig and Lake had made appropriate and required disclosures to the Board of their abuse of the Company aircraft, the Board would not have sanctioned their continued employment and benefits.

              COMPANY LOSS IN CONNECTION WITH AIRCRAFT ACQUISITION

31. Wittig acted in his own self-interest to the detriment of the Company during the acquisition of a second Citation X airplane between 2000 and 2002.

32. In 2000, Wittig decided that the Company should acquire a second Citation X airplane. The Board was not consulted in advance of the plan to lease a second

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Citation X. The price of the second Citation X was $18,039,475.

33. On August 25, 2000, the Company entered a purchase agreement with Cessna for delivery of the aircraft and payment of the balance due in November 2001.

34. Recognizing that his proposed acquisition of a second Citation X airplane would likely be not approved by the Board, Wittig instructed the Company's flight department to try to refuse delivery of the plane. However, the Company could not avoid accepting delivery without incurring substantial penalties.

35. The Company ultimately accepted delivery, and entered a ten-year lease agreement with Cessna dated November 7, 2001, with an initial payment of $1,803,950 to be followed by 119 variable monthly payments beginning at approximately $135,000 as of the lease date.

36. The new Citation X was never used. After extensive efforts, the Company managed to sell the airplane in early 2002, but at a loss of nearly $1.3 million.

37. Wittig did not disclose to the Board that the Company had accepted delivery or that the Company had incurred a loss on a subsequent resale.

38. Wittig breached his fiduciary duties by (i) acquiring the Citation X airplane, (ii) by causing the Company to suffer a $1.3 million loss on the sale of the Citation X, and (iii) by concealing the loss from the Board.

39. If Wittig had made appropriate and required disclosures to the Board of this conduct, the Board would not have sanctioned his continued employment and benefits.

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                           IMPROPER RELOCATION BONUSES

40. In furtherance of the goal of personal enrichment, Wittig and Lake acted in their own self-interest to the detriment of the Company in connection with their taking substantial "relocation" bonuses in 1995 and 1998, respectively.

41. When they joined the Company, Wittig and Lake each received and accepted substantial "relocation" bonuses that were not approved by the Board or the Human Resources ("H.R.") Committee.

42. To ease the burden of relocation of its employees, the Company had a policy of paying transferring employees 15% of the appraised value of their homes to cover all of the employees' relocation costs, including brokerage fees associated with the sale of the house.

43. Before Wittig joined the Company in 1995, he lived in an apartment on Fifth Avenue in New York. Rather than ask the Company to purchase his apartment, Wittig chose to take a payment of 15% of the appraised value of his apartment. His apartment was valued at $5.5 million. The Company thus paid $825,000 to Wittig. Wittig never sold, and never intended to sell while employed by the Company, his New York apartment. Thus, the relocation payment became an unauthorized and inappropriate cash bonus.

44. In connection with joining the Company in 1998, Lake negotiated a similar arrangement with Wittig. Lake's house in New York was appraised at $1.7 million. The Company thus paid $262,000 to Lake. Lake did not sell, and never intended to sell while employed by the Company, his New York house. Indeed, although Lake bought a house in Topeka, he maintained New York as his primary residence. Thus, the relocation payment became an unauthorized and inappropriate cash bonus.

45.       The Board was not aware that these substantial payments would be made

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even though both Wittig and Lake intended to and did in fact retain their respective residence - thereby converting them into unauthorized cash bonuses.

46. Consistent with their fiduciary duties, Wittig and Lake were obligated to disclose to the Board their intentions not to sell their New York residences, and were obligated to seek specific approval from the Board for payment of the bonuses.

47. Wittig and Lake breached their fiduciary duties by failing to disclose to the Board their intentions not to sell their New York residences and by failing to obtain specific approval from the Board for payment of the cash bonuses.

48. If Wittig and Lake had made appropriate and required disclosures of their acceptance of the bonuses under the circumstances, the Board would not have sanctioned their continued employment.

                          ACCELERATION OF SIGNING BONUS

49. In furtherance of the goal of personal enrichment, Wittig acted in his own self-interest to the detriment of the Company in connection with his taking an accelerated signing bonus in 1998-1999.

50. Prior to his employment with the Company, Wittig negotiated a sign-on bonus. The sign-on bonus was for ten annual payments of $537,000 beginning June 1, 2010 or the former CEO's retirement as an officer of Western Resources, whichever comes sooner.

51. The bonus as actually implemented was in the form of a Company-purchased life insurance policy with a face value of $5,370,000. According to his agreement with the Company, after four years of continued service with the Company, Wittig would be entitled to the benefit in the form of an annuity over 10 or 20 years.

52.       In 1999, however, Wittig received a lump-sum payment of $5,370,000.

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The immediate payment to Wittig was not discounted for the time value of money, and so he received a higher immediate payment - at the Company's expense - than he was entitled.

53. The Company's Board of Directors did not approve the decision to accelerate Wittig's right. The Board should have been afforded the opportunity to determine whether deviation from Wittig's bonus as originally presented was in the best interests of the Company and its shareholders.

54. Wittig breached his fiduciary duties by failing to disclose the acceleration of his signing bonus to the Board of Directors and by failing to seek and obtain specific approval from the Board after disclosure of all material facts.

55. If Wittig had made appropriate and required disclosures to the Board of the acceleration of his signing bonus, the Board would not have sanctioned his continued employment and benefits.

                 WITTIG'S SPLIT-DOLLAR LIFE INSURANCE AGREEMENT

56. In the January 29, 1998 H.R. Committee meeting, the Company's former chairman presented management's recommendations for the 1997 short-term incentive compensation bonuses. Rather than cash bonuses calculated based on the plan formula, the chairman proposed that the H.R. Committee approve awards of split-dollar life insurance policies for six senior officers.

57. According to the January 1998 H.R. Committee materials, the original design of the plan (but not the plan as implemented) was to work as follows: The Company would award a portion of the bonus in cash, and the Company would use the balance to make premium payments under split-dollar policies in the form of a loan to the officer with an assignment of a collateral interest in the policy to the Company as security. The officer would be

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entitled to make tax-free loans against the cash surrender value of the policy and the Company would make additional premium payments in amounts equal to the officer's tax-free loans. When the officer dies, the Company would receive a tax-free benefit equal to the cumulative amount of premiums that it had paid, and the officer's beneficiary would receive the balance. Further, because the portion of the proposed short-term bonus that was used for the premium payment would not be counted as a short-term incentive award, and therefore would not be included in the calculation of supplemental executive retirement plan (SERP) benefits, each officer's split-dollar policy apparently was to be funded by an additional amount representing the net present value of the lost SERP benefits.

58. At its January 29, 1998 meeting, the H.R. Committee "approved and recommended to the Board a resolution for the creation of a split-dollar insurance program."

59. Although the H.R. Committee had proposed resolutions concerning the split-dollar life insurance agreements for the Board to consider, the Board did not approve those resolutions.

60. Further, although the split-dollar program was purportedly approved by the H.R. Committee in January 1998, the split-dollar insurance agreements were not executed until June 1998.

61. Wittig's split-dollar insurance agreement executed in June 1998 differs materially from the program that was described to the H.R. Committee in January 1998:

a. First, the amount of Wittig's foregone 1997 short-term incentive bonus was $1,488,435, and the materials presented to the H.R. Committee state that Wittig's "pension offset" was $320,082. However, the Company paid a premium of $3,445,733 for the policy - more than double the total of these amounts. Neither Wittig nor the former chairman

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advised the H.R. Committee that Wittig would receive a larger split-dollar policy than he otherwise was entitled.

b. Second, the split-dollar agreement as executed required the Company to purchase the insurance policy.

c. Most significantly, the Company's split-dollar agreements (as executed) allowed Wittig to sell the policy death benefits to the Company. If he retired within six months, Wittig could have sold the death benefits at a price of $1 for each $1.50 of death benefits sold. After six months, this put right purchase price adjusts based on the Company's stock price and shareholder distributions with limitations on both increase and decrease. The put right dramatically favored Wittig allowing him to receive sums in gross excess of the amount of premium paid.

62. Neither the H.R. Committee nor the Board was fully advised of the put right and, therefore, did not consider the staggering sums involved or the fact that no other executive has ever been provided such a put right.

63. In June 1998, Wittig directed that a proposed memorandum to the Board summarizing the split-dollar program and its features, including the unique put right, not be sent.

64. Wittig breached his fiduciary duties by failing to disclose to the Board that he would receive a larger split-dollar policy than he was entitled, and by accepting a larger split-dollar policy than he was entitled.

65. Wittig breached his fiduciary duties by failing to disclose fully to the Board the unique "put right" contained in his split-dollar agreement and the fact that it permitted him to obtain extraordinary payments far in excess of the bonus and SERP benefits that the agreement was intended to replace.

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

66. If Wittig had made appropriate and required disclosures to the Board of the his breach of fiduciary duties, the Board would not have sanctioned his continued employment and benefits.

           AMENDMENT TO WITTIG'S SPLIT-DOLLAR LIFE INSURANCE AGREEMENT

67. In furtherance of the goal of personal enrichment, Wittig attempted to amend his split-dollar agreement beginning in 2001.

68. On January 26, 2001, for example, Wittig sent a letter to the chairman of the H.R. Committee stating that "[i]n our meeting, we discussed the idea of an amendment to the split-dollar insurance agreement to clarify the ability of the executive to sell back to the company the proceeds without losing the potential upside opportunity if the stock goes up." Wittig's letter does not, however, provide an explanation why the upside should be preserved or how an amendment purportedly "clarified" the original agreements.

69. In a November 6, 2001 letter, Wittig wrote that the H.R. Committee "will also discuss modifying my agreement to let me withdraw money in small increments." Wittig's statement was false because the agreement already permitted him to exercise his put right "from time-to-time and in whole or in part."

70. On March 4, 2002, Wittig again addressed his split-dollar agreement with the H.R. Committee members by stating that "I would propose we execute [an amendment which] allows for withdrawals from the split dollar, subject to an interest payback to the company." Again, Wittig's statement was false because the agreement already permitted him to exercise his put right "from time-to-time and in whole or in part."

71. Further, Wittig was aware that his split-dollar agreement was not formally authorized by the Board and requested that the Board ratify his policy in June 2002 without

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disclosure of his ongoing and systematic breach of fiduciary duty in all aspects of his employment.

72. At its June 26, 2002 meeting, the H.R. Committee recommended a resolution to the full Board ratifying the Split-Dollar Insurance Agreement between the Company and Wittig and approving the amendment to the Split-Dollar Insurance Agreement. The Board adopted these resolutions at its June 26, 2002 meeting, and Wittig's amendment was executed as of that date. Almost immediately thereafter, in July 2002, Wittig sold $4,000,000 of his death benefits and the Company paid Wittig $2,000,000.

73. The Board's approval was a product of Wittig's fraud and false statements that the amendment was required to allow him to exercise his put right in "small increments." Contrary to Wittig's false statement, the split-dollar agreement already provided that he could exercise his put right "from time-to-time and in whole or in part," and, therefore, the amendment was not needed to enable Wittig to "withdraw money in small increments."

74. The effect of the amendment was to enable Wittig to withdraw money in small - or large - increments under the original agreement and withdraw money again under the amendment; that is, he was given a "second bite at the apple," thus making a highly unusual and extremely lucrative agreement even more unusual and more lucrative.

75. Wittig breached his fiduciary duties by making false statements about the need for an amendment, by failing to disclose all material facts concerning his misconduct and by recommending an amendment to the split-dollar agreement which was not in the best interests of the Company.

76. If Wittig had made appropriate and required disclosures to the Board of his breach of fiduciary duties, the Board would not have sanctioned his continued employment

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and benefits.

             USE OF COMPANY COUNSEL FOR PERSONAL EMPLOYMENT MATTERS

77. In furtherance of the goal of personal enrichment, Wittig and Lake acted in their own self-interest to the detriment of the Company in connection with their use of the Company's outside counsel for personal employment matters in 2001 and 2002.

78. In late 2001, Wittig and Lake were responsible for implementing a reduction in their salaries. Wittig and Lake questioned what other portions of their compensation would be affected by the reduction and tried to preserve their right to terminate their employment as a result of the reduction.

79. But rather than address these questions with the H.R. Committee members or seek advice from their own counsel, they instead sought the advice of the Company's outside counsel.

80. A series of e-mail messages occurred among Wittig, Lake and the Company's outside counsel:

a. On December 3, 2001, Lake sent an e-mail message to the Company's outside counsel asking for a draft letter that would ensure that Wittig and Lake would be kept whole for compensation payouts if they volunteered for a reduction in salary.

b. On January 23, 2002, the Company's outside counsel e-mailed Lake asking what the nature of the 20% voluntary salary reduction was and whether it was memorialized in a document. The Company's outside counsel said that an agreement could be drafted ensuring that the 20% reduction would not affect other compensation.

c. On January 25, 2002, the Company's outside counsel sent an e-mail enclosing a draft of a resolution protecting Wittig and Lake's other compensation and

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

asking whether it could be added to other resolutions or should exist as a freestanding resolution.

d. On January 25, 2002, the Company's outside counsel e-mailed Lake enclosing the resolution, saying an additional resolution was needed, providing an explanation to the Board that Wittig and Lake never intended to reduce other compensation, and saying: "Lets discuss how you intend to get comp. committee buy in on this. We need to make sure that the record is bullet-proof."

e. On January 29, 2002, Wittig sent an e-mail to the Company's outside counsel in which Wittig asked if the Board cuts their compensation and they do not acknowledge acceptance, do they waive their rights to terminate for "good reason" under their employment agreements.

f. On January 29, 2002, the Company's outside counsel advised Wittig and Lake that cutting base compensation is "good reason" for leaving under the employment agreements.

g. On June 8, 2002, Wittig sent an e-mail to Lake noting that the H.R. Committee chairman was forgetting that Wittig and Lake had employment agreements that provided that compensation could not be reduced without their approval. Wittig suggested that he and Lake begin drawing compensation from Protection One (and perhaps other subsidiaries).

h. On June 14, 2002, the Company's outside counsel e-mailed Lake repeating the January 25, 2002 message about what should be said to the Board regarding maintaining other compensation, and saying that they should talk.

i. Also on June 14, 2002, the Company's outside counsel exchanged emails that Wittig's and Lake's employment agreements allow them to leave for "good reason" but that a voluntary compensation reduction might not qualify. They should, instead, obtain a written agreement with the Company preserving their right to argue that the reduction in pay was cause for a "good reason" resignation, waiving the 180 day requirement, and that there would be no reduction in other benefits.

j. Lake e-mailed the Company's outside counsel in which Lake said that he confirmed with Wittig that they wanted a letter rather than a resolution saying that they were waiving nothing under their employment agreements other than the salary reduction. The Company's outside counsel asked whether the letter should indicate that Wittig and Lake did not deem the salary reductions as voluntary.

k. On June 18, 2002, the Company's outside counsel e-mailed Lake saying that "unfortunately" an agreement between them and the Company was needed to protect Wittig and Lake and that a letter (not countersigned) would not do the trick.

81. Wittig and Lake were not authorized to use the Company's lawyers, which were paid for by the Company, for advice on personal employment matters.

82. Wittig and Lake breached their fiduciary duties by seeking and obtaining advice on personal employment matters from the Company's outside counsel whose fees were paid for by the Company.

83. If Wittig and Lake had made appropriate and required disclosures to the Board of their use of the Company's outside counsel for personal matters, the Board would not have sanctioned their continued employment and benefits.

              ADDITIONAL COMPENSATION DESPITE REDUCTION IN SALARIES

84. In furtherance of the goal of personal enrichment, Wittig and Lake acted in their self-interest to the detriment of the Company in connection with their taking additional compensation despite the Board's direction to reduce their compensation in 2002.

85. At the end of 2001, Wittig falsely assured the Board that he was committed to the Board's direction to reduce executive compensation. The Company's economic performance under Wittig's and Lake's leadership was poor, and executive compensation should have reflected the poor operating results.

86. Although the Board directed their salaries reduced, Wittig and Lake sought, received and accepted equity grants that made up for the reduction, without disclosure of their scheme to subvert the Board's direction to reduce executive compensation.

87. In its April 16, 2002 meeting, the H.R. Committee considered proposed long-term incentive awards, and were provided with a consultant's report obtained by Wittig and Lake recommending equity awards based on total direct compensation. Based in part on the reduced salaries, the consultant concluded that Wittig and Lake's total direct compensation was below market and therefore recommended granting restricted stock units in Protection One, an affiliated company, to make up for the shortfall. Unbeknownst to the Board, the recommendation in effect compensated Wittig and Lake for the salary reduction by awarding additional Protection One restricted stock units.

88. In addition, Wittig and Lake sought to supplement their compensation from Protection One. Although Company officers who served on the Protection One Board in previous years had not received directors' fees, Wittig and Lake were paid directors' fees of

$20,000 retainers and additional payments for attendance at meetings in 2002. Moreover, in February 2002, the Protection One Board awarded Wittig and Lake 125,000 Protection One options each, which dwarfed the 10,000 options received by other directors.

89. Wittig and Lake breached their fiduciary duties by failing to advise the Board that these additional awards of compensation were being obtained, inconsistent with the Board's direction to reduce their salaries, and by taking these additional compensation awards even though Wittig and Lake knew the additional awards were inconsistent with the Board's direction.

90. If Wittig and Lake had made appropriate and required disclosures to the Board of their taking these additional compensation awards even though Wittig and Lake knew the additional awards were inconsistent with the Board's direction, the Board would not have sanctioned their continued employment and benefits.

                      LAKE MISUSED THE COMPANY LOAN PROGRAM

91. In furtherance of the goal of personal enrichment, Lake acted in his self-interest to the detriment of the Company in connection with his misuse of the Company's loan program.

92. In 2001, the Company established stock ownership requirements for executives. Realizing that certain executives may not have sufficient liquidity to meet such stock ownership guidelines, on December 5, 2001, the H.R. Committee proposed and the Board approved "stock purchase loans to the officers of the Company substantially on the terms presented to the meeting."

93. The loans were to permit the officers "to purchase the number of shares of the Company's common stock necessary for them to satisfy the minimum stock ownership requirements for grants of restricted stock units." The proceeds of the Company loans were to be used to purchase the Company's stock or to reimburse the officer for the cost of purchasing the Company's stock to meet the newly institutioned requirements. This loan program was not meant to provide the executives with unfettered use of Company assets.

94. Lake, who had already met the minimum stock requirement, abused the loan program by borrowing over $1 million from the Company, and using only $300,000 to acquire company stock. Lake breached his fiduciary duty by misusing corporate assets for personal purposes and failing to disclose what he was doing.

95. Moreover, Lake has failed to make payments when due under the promissory note he signed. Therefore, Lake is in default under the promissory note and the Company is entitled to declare the entire amount of principal and interest immediately due. The total amount due as of March 31, 2003 is $976,513.98 with interest continuing to accrue in accordance with the terms of the promissory note.

96. If Lake had made appropriate and required disclosures to the Board of his misuse of the Company loan program, the Board would not have sanctioned his continued employment and benefits.

                WITTIG AND LAKE MISLED THE COMPANY TO AWARD THEM
                            RSUs AND GUARDIAN SHARES

97. In furtherance of the goal of personal enrichment, Wittig and Lake conspired to defraud the Company, and acted in their own self-interest to the detriment of the Company during their proposal and acquisition of restricted stock units ("RSUs") in Guardian International, Inc. ("Guardian") in 2001-2002.

98. Guardian is a Florida home security monitoring company. As of May 2001, the Company, through a subsidiary, held shares of three different classes of Guardian preferred stock: (i) 8,397 shares of Series C preferred, which paid 7% cash or paid-in-kind dividends each quarter and were subject to mandatory redemption at $1,000 per share at the earlier of 2004 or a change in control; (ii) 11,369 shares of Series D preferred, which paid 6% paid in-kind dividends annually and were subject to redemption on a change in control; and (iii) 8,000 shares of Series E preferred, which paid 7% cash dividends each quarter and were subject to redemption on a change in control.

99. In the summer of 2001, $8 million of the Series C preferred shares were converted to Series E preferred shares. Based upon an appraisal conducted at that time, the value of each series of Guardian preferred stock was written down as of June 2001. The Series C shares which were valued at $952.72 were written down to $881.27 per share. The Series D shares which were valued at $978.27 were written down to $424.14 per share. The Series E shares which were valued at $1,000.00 were written down to $662.50 per share.

100.        During the November 16, 2001 and December 5, 2001 meetings, the H.R.
Committee considered long-term incentive awards for officers. In those meetings, Wittig proposed that the H.R. Committee approve long-term incentive awards of Guardian RSUs. Wittig told the H.R. Committee that awards of Company RSUs were a strain on the Company's cash flow because the Company paid dividend equivalents on the RSUs. Wittig suggested that the H.R. Committee authorize awards of Guardian RSUs which, he explained, would conserve cash and would not dilute Company shareholders.

101. Wittig proposed awards in the aggregate of $5.53 million in RSUs, of which $1.53 million would be in Company RSUs and $4 million would be in Guardian RSUs. Each officer would be awarded a specific value of RSUs, and could choose whether to take Company or Guardian RSUs, or a combination. The Company RSUs would be valued based on the stock trading price as of the date of the award, and the Guardian RSUs would be valued based on the book value.

102. The H.R. Committee approved a resolution authorizing the award of Western and Guardian RSUs, but that approval was the product of affirmative misstatements by Wittig which were not corrected by Lake, and of Wittig and Lake's failure to advise the H.R. Committee of facts that materially affect the valuation of those Guardian RSUs.

103. Wittig represented to the H.R. Committee that the officers would be offered RSUs in the same series of Guardian preferred stock. Although other officers were offered the option only of receiving RSUs in Guardian Series D shares, Wittig and Lake arranged to be given RSUs in Series E shares as well as Series D shares.

104. The Series E shares that Wittig and Lake selected pay a quarterly cash dividend. Those cash dividends were paid on January 1, 2002. Wittig decided the Guardian RSU award was effective as of January 1, 2002, and caused the Company to pay dividend equivalents totaling approximately $11,000 to himself and Lake.

105. More importantly, Wittig and Lake breached their fiduciary duties by failing to disclose to the H.R. Committee or the Board that they intended to cause the Company, through one of its subsidiaries or affiliates, to acquire Guardian. A change in control would trigger the Guardian preferred shares redemption rights at $1,000 par value - a substantial premium over the value of the shares on the Company's books. The value of the Series D preferred shares, for example, had been written down to $424 per share, which was the value used to determine the number of Guardian RSUs to issue for each award, but in the event of a change in control, the Series D shares would be redeemed for $1,000 per share. Wittig affirmatively misreported the situation by writing that "there are currently no plans" for a change in control.

106. Wittig and Lake knew that Guardian would have the resources to meet the mandatory redemption. Lake was on the Guardian board. The Guardian preferred shareholders were entitled to a liquidation preference over common shareholders, and therefore in an acquisition the preferred shareholders would be paid before any consideration was paid to the common shareholders.

107. Wittig and Lake were secretly planning an acquisition of Guardian at the very time they sought approval from the H.R. Committee and the Board for an award of Guardian RSUs:

a. In the fall of 2001, Wittig asked about various "hypotheticals," including an acquisition of Guardian.

b. Wittig and Lake persistently spoke to officers of Guardian about their plans to merge Guardian into Protection One.

c. Wittig and Lake sent several e-mails addressing their plans to cause an acquisition of Guardian.

d. In a November 26, 2001 e-mail, Wittig stated that the acquisition of Guardian was planned for the first quarter of 2003.

e. Lake drafted a letter dated January 8, 2002 discussing Wittig and Lake's plan to merge Guardian into Protection One.

f. In a January 11, 2002 memo to Lake, the Company's auditor addressed the tax implications of a Guardian acquisition.

g. In a January 15, 2002 letter, Lake responded to questions about the Guardian acquisition.

h. On May 7, 2002, Wittig prepared a summary analysis of an acquisition of Guardian.

108. In the event of an acquisition, the Guardian RSUs awarded to Wittig and Lake would be worth substantially more than the grant value. Wittig received 5,894 Series D RSUs and 443 Series E RSUs valued at the time of the grant at $2,793,600. On a change in control, those RSUs would be worth $6,337,000. Lake received 3,537 Series D RSUs and 235 Series E RSUs valued at the time of the grant at $1,656,000. On a change in control, those RSUs would be worth $3,772,000.

109. Wittig and Lake breached their fiduciary duties by misleading the Board as to which series of Guardian shares would be included in the RSUs awarded, by failing to disclose the Guardian dividends paid on January 1, 2002 and by failing to disclose that they intended to cause the Company to acquire Guardian which materially affected the value of the Guardian shares.

110. If Wittig and Lake had made appropriate and required disclosures to the Board of their misconduct in connection with the award of Guardian RSUs, the Board would not have sanctioned their continued employment and benefits.

                   WITTIG AND LAKE MISLED THE BOARD TO PERMIT
                         AN EXCHANGE FOR GUARDIAN SHARES

111. In furtherance of the goal of personal enrichment, Wittig and Lake conspired to defraud the Company, and acted in their self-interest to the detriment of the Company when they misled the H.R. Committee and the Board to authorize an RSU exchange offer that allowed Wittig and Lake to convert previously awarded Company RSUs into Guardian shares of stock in 2002.

112. The purpose of the exchange was to enable Wittig and Lake to acquire undervalued Guardian shares with overvalued Company RSUs, and they obtained Board approval through deception and failing to disclose information.

113. Wittig and Lake rejected an offer by Guardian in April 2002 to redeem the Guardian Series C shares early in an effort to preserve their opportunity to acquire the Guardian Series C preferred shares.

114. An early redemption of the Guardian Series C preferred shares was a very attractive option for the Company because it would have reduced the Company's risk on the investment, which only recently had been written down, and would have enabled Guardian to refinance its debt on more attractive terms, thus increasing its cash flow and strengthening the Company's investment.

115. The early redemption of the Series C preferred shares, however, would have reduced the number of shares that Wittig and Lake could acquire in the exchange offer they intended to propose.

116. Wittig and Lake failed to disclose Guardian's offer to anyone else in the Company. None of the other directors were aware of Guardian's offer. Wittig and Lake, on their own accord, rejected Guardian's offer even though there was no legitimate reason from the Company's perspective not to accept it.

117. In connection with the April 16, 2002 H.R. Committee meeting, Wittig proposed that the Committee approve an exchange offer in which Company employees and retirees could exchange Company RSUs for: (i) a discounted number of Company shares of stock; or (ii) Guardian shares of stock. The RSUs would be exchanged for actual shares of stock without any vesting requirements.

118. On April 15, 2002, Wittig sent the H.R. Committee a letter and substantial materials in preparation for the H.R. Committee meeting scheduled for the very next day - April 16, 2002. Wittig proposed exchanging Company RSUs for a lesser number of Company shares based on a ratio of the prevailing share price and the Company share price on the grant date. Wittig reported that the exchange would reduce utility cash flow associated with paying dividends on the RSUs by over $500,000 per year. Further, the materials prepared by Wittig included a summary that purported to show substantial savings that would be achieved through the exchange offer. The materials concerning the exchange offer proposed were materially misleading and deceptive in a number of ways.

119. First, Wittig and Lake were the only employees eligible to choose Guardian shares in the exchange. The exchange offer purportedly would allow RSU holders the choice of exchanging their RSUs for either Company or Guardian shares. However, Wittig and Lake were the only employees eligible to choose Guardian shares because only "accredited investors" were eligible to choose Guardian shares and no other employees of the Company met minimum income or net worth requirements.

120. The materials prepared by Wittig falsely represented that the exchange offer would result in substantial savings, $16.660 million, for the Company. This figure is misleading in several respects:

a.            Wittig did not show the impact of exchanges for Guardian shares.
Since Guardian exchanges would not be subject to a discount, there necessarily would not be any "avoided costs" on those exchanges--it was dollar for dollar.

b. Wittig's summary analysis shows nearly $5.97 million in "avoided costs" for exchanges of 1998 and 1999 RSUs. But Wittig failed to disclose that he and Lake were the only employees who had 1998 or 1999 RSUs, and that they were going to exchange all of their RSUs for Guardian shares. Therefore, the Company would not realize any "avoided costs" associated with the 1998 and 1999 exchanges--it was dollar for dollar.

c. Wittig's "avoided costs" figure also includes $1.741 million for 2000 RSUs. But the 2000 RSUs were not included in the exchange offer. Wittig recognized that those RSUs already had vested and, once the waiting period ended in 2004, the Company shares would be issued on all of the RSUs. In the interim, the employees would receive dividends on the RSUs equivalent to the dividends that they would have been receiving on actual shares. Thus, there was little reason for the employees to exchange those RSUs for a discounted number of Guardian shares. The $1.741 million in "avoided costs" for 2000 RSUs was illusory and affirmatively misleading.

d. Wittig also included $8.942 million in avoided costs for 2001 RSUs. The vesting of the 2001 RSUs, however, was contingent on the Company stock price exceeding a price threshold. Because the Company's stock price had declined significantly below the price threshold, the Company did not expect the price hurdle to be met before the RSUs lapsed, and the Company had not recognized any expense. Of Wittig's reported $15.344 million total cost of the 2001 RSUs, none had been expensed to date.

121. Further, the conversion of the RSUs into unrestricted shares in June 2002 required the Company to measure the cost of the RSUs as of the time of the exchange, and expense the entire amount in 2002. The exchange offer thus caused the Company to accelerate and recognize the entirety of RSU expense, rather than to reduce expense as Wittig had represented to the H.R. Committee and the Board. The aggregate accelerated expense in respect of Wittig and Lake was approximately $3.2 million.

122. Moreover, because Wittig and Lake's RSUs were valued based on the trading price at the time of grant - not at the lower conversion date price due to the Company's declining stock price - the Company to incurred an additional expense equal to the difference between the trading price at the grant date and the trading price on the date of exchange. For Wittig's RSUs that were subject to the exchange, the Company had to recognize over $3 million more in additional expense associated with the conversion. For Lake's RSUs that were subject to the exchange, the Company had to recognize an approximately $1.3 million more in additional expense associated with the conversion. The Company therefore had to recognize a total additional cost of approximately $4.2 million.

123. Additionally, Wittig and Lake exchanged RSUs that were overvalued and for Guardian shares that were undervalued:

a. For the exchange of his RSUs for Guardian shares, Wittig's RSUs were valued based on the price at the time of the grant, which in every year was higher than the prevailing trading price in April 2002. In total, Wittig's RSUs were for purposes of the exchange valued based on the grant price at $6,004,505, but under the exchange ratio, his RSUs would have been worth $2,068,702. Lake's RSUs were valued at $3,016,105 in the exchange, but under the exchange ratio, his RSUs would have been worth only $1,126,034.

b. The Guardian shares on the other hand, based on Wittig and Lake's intention to cause an acquisition of Guardian, were substantially undervalued in the exchange. Wittig's RSUs were exchanged for Guardian shares that had a book value of $6.003 million. But in the event of any acquisition of Guardian, those shares would be subject to redemption at an aggregate price of $8.203 million. Wittig thus would realize $2.3 million more than the already inflated value of the RSUs he exchanged.

c. In total, taking into account the inflated value of the RSUs and the additional value that would be realized in an acquisition of Guardian, Wittig received a net additional benefit of $6.1 million. Lake realized an additional benefit of $2.9 million.

124. The H.R. Committee and the Board were never advised that Wittig and Lake would realize a gain from the exchange offer.

125. Wittig's statement to the H.R. Committee that the RSU exchange would save $500,000 in dividend payments omits critical facts and, in any event, is false. While the exchange offer would reduce the aggregate amount of cash used by the Company to pay dividend equivalents on RSUs, Wittig's statement the utility would save $500,000 in cash flow fails to account for, among other things, the loss of dividends received by the Company on the Guardian shares. After the conversion, those Guardian dividends instead would be paid to the persons who acquired the Guardian shares in the exchange offer - Wittig and Lake.


126. The Guardian Series C and E shares issued to Wittig and Lake in the exchange pay about $840,000 in annual cash dividends. Thus, the Company would actually suffer an annual loss in net dividend cash flow. In addition, Wittig and Lake were to receive in kind dividends on the Series D shares, again at the Company's expense.

127. One Company officer who was involved in effecting the exchange offer noticed that the valuations of Wittig and Lake's RSUs were not subject to a discount, and asked Wittig if a mistake had been made. Wittig falsely said that the Board decided to exchange RSUs at the grant date value with no discount for the Guardian shares in recognition of the riskiness of the Guardian investment. The Board, however, had not considered the riskiness of Guardian when it approved the exchange offer. Further, Wittig and Lake's intention to have Guardian acquired, triggering the redemption, mitigated the risk to made those shares potentially much more valuable.

128. Wittig misled the H.R. Committee and the Board on the pretext that his recommendation was intended to reduce dividend expense and shareholder dilution, and Lake, in a breach of his fiduciary duties, did nothing to correct him. They failed to disclose information critical to an informed decision by the directors. Wittig misrepresented the purpose and benefits of the exchange offer and omitted any cost analysis regarding the Guardian exchange. Lake sat silently and benefited from Wittig's conduct. Wittig and Lake's conduct in connection with exchange for Guardian shares constitutes a breach of their fiduciary duties.

129. If Wittig and Lake had made appropriate and required disclosures to the Board of their acts in connection with the exchange for Guardian shares, the Board would not have sanctioned their continued employment and benefits.

                    WITTIG AND LAKE'S DOUBLE DIP ON DIVIDENDS

130. In furtherance of the goal of personal enrichment, and as an overt act in furtherance of the conspiracy, Wittig and Lake acted in their own self-interest to the detriment of the Company when they intentionally timed the exchange offer so that they would get second quarter 2002 dividends on both the Company RSUs they were to exchange and on the Guardian shares they were to receive.

131. The exchange offer was effected on June 24, 2002, a few days after the Company dividend record date of June 21, 2002. Wittig and Lake therefore received second quarter dividends on their Company RSUs.

132. The Guardian dividend record date, however, was July 1, 2002. Wittig and Lake exchanged their Company RSUs for Guardian shares on June 24 and thus were holders of Guardian as of its dividend record date too.

133. By intentionally timing the exchange offer between the Company's June 21 dividend record date and Guardian's July 1 dividend record date, Wittig and Lake received both dividends. Thus, a week after being paid dividends on their Company RSUs, Wittig and Lake were paid dividends on their Guardian shares.

134. Wittig's and Lake's dividend "double dip" was specifically planned and even disclosed to the Company's outside counsel. Wittig and Lake did not, however, disclose this aspect of the exchange offer to the Board.

135. An officer in the human resources department thought it might be a mistake, and pointed out to Wittig that it might be "tough to explain:" "Since you and Doug were holding the WR RSUs on the WR dividend record date, you will get dividends on the shares on July 1 as will other holders. Since the record date for the Guardian shares received in exchange is essentially on the payment date of July 1, you would, presumably, be eligible for those dividends as well. I am not aware if that was the intent, but might be tough to explain if we paid both. What are your thoughts?" Wittig replied falsely it was the H.R. Committee's intent.

136. Finally, Wittig and Lake not only were aware of the valuable benefits they were misappropriating at the Company's expense, they could barely contain their excitement. Immediately after the Board meeting in which the exchange offer was approved, Wittig and Lake were observed in a hallway near the meeting room high-fiving in celebration.

137. The Board and the H.R. Committee neither knew of nor approved of Wittig and Lake's double dip on dividends.

138. Wittig and Lake breached their fiduciary duties by failing to disclose the double dip of dividends to the Board, and by receiving and accepting the double dividends.

139. If Wittig and Lake had made appropriate and required disclosures to the Board of their taking a double dip of dividends, the Board would not have sanctioned their continued employment and benefits.

                           COMPANY INVESTMENT IN QuVIS

140. In furtherance of the goal of personal enrichment, Wittig and Lake conspired to defraud the Company, and acted in their own self-interest to the detriment of the Company during their direction for a Company investment in QuVIS in 2001.

141. QuVIS is a high-technology company, based in Topeka, that was founded in 1994. Its business focuses principally on manufacturing high-end digital systems to record, edit, and play movies, and to transmit them via satellite.

142. As of December 2001, Wittig and Lake each had personal investments in QuVIS. Wittig had invested nearly $1 million in QuVIS, and his wife was a director. Prior to December 2001, Lake invested about $125,000 in QuVIS.

143. In December 2001, Wittig and Lake caused the Company through a subsidiary to lend $400,000 to QuVIS, Inc.

144. At the time Wittig caused Westar to invest in QuVIS, he knew that there was a serious risk that QuVIS would not be able to meet its obligations. Within weeks of the investment, in a personal balance sheet dated January 8, 2002 that Wittig submitted in connection with a personal line of credit, Wittig had written off the value of his personal investment in QuVIS from $3.175 million on March 31, 2001, to $0.

145. QuVIS was a risky high-technology venture that was well outside of the business and investment profile of the Company and its subsidiaries. The Company did not hold investments in any kind of venture remotely similar to QuVIS.

146. Wittig and Lake did not disclose their potential interests in QuVIS to the Board and did not ask the Board to vote on the transaction.

147. Wittig and Lake not only failed to disclose to the Board their personal interests in QuVIS, they excluded almost every other Company employee from the investment process. Only a handful of persons within the Company were aware of the investment in QuVIS, and none knew of the interests of Wittig and Lake. Wittig and Lake took on virtually all of the tasks, with the exception of the most ministerial, in connection with the investment, to the exclusion of almost everyone else within the Company, assuming sole responsibility for the negotiation, due diligence, and decision to invest in QuVIS. No one in the corporate strategy department, other than Lake, was involved in evaluating the investment or performing due diligence.

148. Under the terms of the convertible loan and security agreement, QuVIS agreed to pay 12% annual interest, payable monthly beginning from the date of the agreement and continuing until the note is paid in full or converted into common stock. QuVIS agreed to pay the entire amount owed by the maturity date of January 31, 2003. QuVIS, however, has not made an interest payment since May 14, 2002 (which represented the payment due in March 2002), and it failed to repay the principal and accrued interest on January 31, 2003. In total, QuVIS has paid only $13,808.21 of the $54,049.27 in interest owed through the maturity date. QuVIS is currently in default on its loan obligations.

149. In the QuVIS investment, Wittig and Lake, by virtue of their personal interests in QuVIS, stood to benefit from their decision to commit the Company's funds to invest in QuVIS.

150. Wittig and Lake breached their fiduciary duties to the Company and its subsidiary by (i) making an investment in QuVIS, (ii) by failing to disclose their interests in QuVIS, (iii) by failing to disclose that QuVIS likely would not be able to repay its loan, and (iv) by hiding the QuVIS investment from others in the Company and the Board.

151. If Wittig and Lake had made appropriate and required disclosures to the Board of their breach of fiduciary duties in connection with the Company's investment in QuVIS, the Board would not have sanctioned their continued employment and benefits.

                         COMPANY INVESTMENT IN KMF FUND

152. In April 2000, Wittig caused the Company to invest $2 million in a hedge fund, the KMF Fund, in which he had a $1 million personal investment.

153. Wittig failed to disclose to the Board his interest in the KMF Fund or even the investment itself.

154. By the end of 2002, the Company had lost over 90% of the value of its investment, valuing it at $185,334. The Company lost $1,814,666.

155. Wittig's failure to separate his investments from the Company's investments and to disclose fully common investments to the Board was a breach of his fiduciary duties to the Company.

               COMMON BROKER FOR PERSONAL AND COMPANY TRANSACTIONS

156. Wittig used the same investment broker for Company transactions and some of his own personal investment transactions.

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

157. Wittig directed all substantial investments made by the Company and its subsidiaries. Wittig was particularly active in the purchase of publicly traded bonds of the Company and one of its affiliates. A substantial majority of bond purchases were executed by the same broker who also provided personal brokerage services for Wittig.

158. Wittig's use of the same investment broker for both corporate and personal without disclosure to the Board was a breach of his fiduciary duties.

             WITTIG AND LAKE'S STRATEGY TO REMOVE CRITICAL DIRECTORS

159. In furtherance of the goal of personal enrichment, Wittig and Lake sought the removal of Ms. Jane Dresdner Sadaka and Mr. Owen Leonard, the two directors who were critical of the compensation benefits that would have been payable in connection with a proposed merger involving the Company.

160. After Ms. Sadaka and Mr. Leonard voiced their objections to the compensation benefits at the November 2000 Board meeting, Wittig sought their removal.

161. At Wittig's direction, outside counsel for the Company circulated a chronology of the adoption of the employment agreements to all of the directors.

162. Wittig also directed outside counsel for the Company to call Ms. Sadaka and Mr. Leonard in an effort to pressure them to drop their objections.

163. Ms. Sadaka and Mr. Leonard asked for a meeting to discuss the issues with Wittig. Wittig agreed and a meeting was scheduled for January 31, 2001. When Ms. Sadaka and Mr. Leonard arrived, however, they learned that Wittig had invited outside counsel for the Company to attend. At the meeting, Wittig and outside counsel for the Company sought to demonstrate that the employment agreements had been authorized by the Board and were enforceable contracts.

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

164. When it appeared that Ms. Sadaka and Mr. Leonard would continue to object to the change of control benefits, Wittig and Lake agreed on a "strategy [to] get Jane/Owen off board."

165. Wittig and Lake consulted with outside counsel for the Company on numerous occasions in connection with their strategy to remove Ms. Sadaka and Mr. Leonard from the Board.

166. In January, Wittig consulted with the Company's outside counsel whether there was a way to switch Ms. Sadaka from a Class III director whose term would not expire until 2002, with a Class II director whose term would expire in 2001 so that Ms. Sadaka would have to leave by attrition in 2001.

167. Outside counsel for the Company helped draft a script to use in asking Ms. Sadaka and Mr. Leonard to resign from the Board. On January 25, 2001, outside counsel for the Company prepared a draft of a speech to be delivered to Ms. Sadaka and Mr. Leonard pressuring them to resign.

168. In a letter to Wittig dated March 28, 2001, Ms. Sadaka resigned from the Board. She cited a variety of concerns, including the level of executive compensation and benefits and her belief that the Board was not provided with timely and complete information. Mr. Leonard also decided to resign.

169. Wittig and Lake's plan to oust Ms. Sadaka and Mr. Leonard from the Board was motivated solely by the two directors' objections to executive compensation.

170. Ms. Sadaka's and Mr. Leonard's objections to executive compensation were not a legitimate reason to seek their removal from the Board.

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171.        The Company paid for the time its outside counsel spent consulting with Wittig and Lake in connection with their strategy to remove Ms. Sadaka and Mr. Leonard from the Board. 172. Wittig and Lake were not authorized to use lawyers paid for by the Company to assist in their plan to remove dissenting directors for their personal benefit.

173. Wittig and Lake breached their fiduciary duties by wasting corporate assets on attorneys fees for time spent consulting with Wittig and Lake in connection with their strategy to remove Ms. Sadaka and Mr. Leonard from the Board.

                           INACCURATE PROXY STATEMENT

174. At the February 19, 2002 H.R. Committee meeting, Wittig proposed short term incentive award payouts for the 2001 fiscal year for the executive officers of the Company.

175. According to the minutes, which were prepared by Wittig as secretary of the meeting, "[t]he Committee asked Wittig to table discussion of his 2001 bonus until after first quarter results are available." However, Wittig falsified the minutes by recharacterizing the H.R. Committee's meeting in an intentional effort to avoid disclosure of Wittig's 2001 short-term incentive bonus in the Company proxy.

176. Following the H.R. Committee meeting, Wittig discussed with the Company's outside counsel the disclosure of bonuses in the Company's proxy statement filed in the beginning of 2002. The Company's outside counsel advised that if a deferral was agreed to by Wittig, it would have to be disclosed in the proxy in accordance with federal securities laws.

177. In a March 4, 2002 letter to the H.R. Committee members - two weeks after the Committee meeting - Wittig explained that "if we have an agreement to defer my bonus

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

to 2003, the deferral must be disclosed" in the Company's proxy filed in 2002. Wittig, therefore, suggested that discussion of his bonus be "tabled" until after the 2002 annual meeting.

178. If the minutes from the February 19 meeting - which state that the H.R. Committee already had tabled Mr. Wittig's bonus - were true, Wittig would not have needed to suggest that his bonus be tabled in March 2002.

179.        The Company's proxy statement filed in early 2002 states that Mr.
Wittig did not receive a bonus. A footnote in the compensation table directs the shareholder to read the H.R. Committee's report, which states that "The Committee took no action with respect to Mr. Wittig's 2001 short-term incentive compensation. The Committee may reexamine whether to make such an award in the future based on an evaluation of the effectiveness of various management and operational changes made late in 2001."

180. Thereafter, on June 26, 2002, both the H.R. Committee and the full Board approved Mr. Wittig's $267,000 2001 short-term bonus with no apparent "reexamination."

181. Wittig's bonus was not paid, at his request, solely to delay disclosure until after the Company shareholder meeting to avoid criticism of Wittig's compensation. Wittig and the H.R. Committee members knew the amount of Wittig's bonus in February. Wittig knew his bonus was calculable and therefore required to be disclosed. As a result of this conduct, Wittig breached his fiduciary duties and violated the reporting requirements of federal securities laws.

                 USE OF COMPANY COUNSEL FOR GRAND JURY SUBPOENA

182. On July 17, 2002, an agent from the Federal Bureau of Investigation arrived at the Company's offices to serve Wittig individually with a subpoena issued by a grand jury impaneled by the United States Attorney's Office for the District of Kansas. Wittig,

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

however, was on vacation at the time and his secretary advised Lake that an FBI agent was attempting to serve a subpoena on Wittig. Lake telephoned outside counsel to the Company.

183. After speaking to Wittig, the Company's outside counsel contacted the U.S. Attorney's Office for the District of Kansas and arranged to accept service of the subpoena on behalf of Wittig. The subpoena required Wittig to produce documents and to testify before the grand jury.

184. The Company's outside counsel produced documents on Wittig's behalf on July 29, 2002. In August 2002, Wittig was interviewed by an Assistant United States Attorney. Wittig testified before the grand jury on September 12, 2002. Wittig did not disclose these matters to the Board or anyone else within the Company until after September 12, 2002.

185. Wittig breached his fiduciary duties to the Company by failing to advise the Board that he had been subpoenaed by a federal grand jury so that the Board would have the opportunity to consult counsel and decide whether any action was warranted.

186. In addition, Wittig wrongly had the Company pay for legal services by the Company's outside counsel in connection with the grand jury investigation, including discussions with the U.S. Attorney's Office on Wittig's behalf, and production of Wittig's documents to the federal prosecutors. The Company incurred an expense for legal counsel for Wittig on personal matters. Wittig breached his fiduciary duties by using corporate resources for legal fees in connection this matter.

                         FORMATION OF SPECIAL COMMITTEE

187. In late 2002, the Company formed a Special Committee of the Board of Directors to investigate misconduct at the Company. The Special Committee hired counsel and

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

consultants. The Company incurred substantial expenses associated with the Special Committee's investigation.

188. Wittig and Lake's substantial misconduct and permeating breaches of their fiduciary duties were discovered, in large part, only as a result of the Special Committee's investigation.

189. But for Wittig and Lake's misconduct, the Company would not have incurred substantial expenses associated with the Special Committee's investigation and other legal matters.

                              TERMINATION FOR CAUSE

190. As set forth herein, Wittig and Lake both willfully engaged in illegal conduct which was demonstrably and materially injurious to the Company, was done in bad faith and was without reasonable belief that it was in or not opposed to the best interest of the Company.

191. The Company provided notice to both Wittig and Lake that the Board would consider resolutions to terminate their employments for cause and invited them and their counsel to appear and be heard by the Board.

192. Wittig and Lake each declined the opportunity to appear before the Board.

193. The Company's Board appropriately found in good faith that Wittig and Lake both willfully engaged in illegal conduct which was demonstrably and materially injurious to the Company, was done in bad faith and was without reasonable belief that it was in or not opposed to the best interest of the Company. The Board, therefore, appropriately terminated the employment of both Wittig and Lake for cause. Moreover, Wittig and Lake lacked any good reason to attempt to resign.

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

                                  ASSET FREEZE

194. As set forth above, Wittig and Lake received substantial sums of money and property, including Company stock, as a result of fraud and fraudulent activities.

195. Further, Wittig and Lake are liable for injuries to the Company arising out of misconduct which would constitute felonies or misdemeanors.

196. Wittig has recently begun selling Company stock that he received from the Company as a result of his fraudulent and illegal conduct. Between April 9, 2003 and May 20, 2003, Wittig sold Company stock worth $1.54 million. Further, on information and belief, Wittig is about to convert other property into money for the purpose of placing it beyond the reach of creditors.

197. Lake has also recently begun selling Company that he received from the Company as a result of his fraudulent and illegal conduct. On information and belief, Lake is about to convert property into money for the purpose of placing it beyond the reach of creditors.

198. Accordingly, the Company is entitled, as incident to the relief sought, to an attachment against the property of Wittig and Lake pending the final awards in this case. Appropriate motions for such interim relief, and expedited discovery, will be filed under the AAA rules.

                                   CONCLUSION

199. During their careers with the Company, Wittig and Lake were focused unlawfully on their personal compensation and placed their interests in personal compensation and enrichment over the interests of the Company. 200. Wittig placed his personal interests over the interests of the Company. Wittig consistently failed to disclose information in his presentations to the H.R. Committee and

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

the Board. Wittig also misrepresented information to the Board to reap ever-larger compensation benefits.

201. Lake also placed his personal interests over the interests of the Company. Although Lake did not personally present compensation proposals to the H.R. Committee or the Board, as a director, Lake attended Board meetings during which compensation proposals were discussed and knew or should have known that the Board was being provided with information that was false or misleading from which he stood to benefit, but made no efforts to correct the misinformation provided to the Board.

202. As officers and directors, Wittig and Lake owed fiduciary duties to the Company. Wittig and Lake abused the trust and faith reposed in them by the Board and the H.R. Committee. As alleged herein, Wittig and Lake breached their fiduciary duties on numerous occasions. Wittig and Lake made material false statements which they knew to be untrue to the Company and the Board. Wittig and Lake failed to disclose material information to the Company. Wittig and Lake directed, permitted and engaged in waste of the Company's assets. Wittig and Lake engaged in self-dealing without the knowledge or consent of the Company. Wittig and Lake's breaches of their fiduciary duties caused the Company to sustain substantial damages.

203. Further, as a result of their misconduct, Wittig and Lake received valuable benefits at the Company's expense as alleged herein. Wittig and Lake have knowingly and wrongfully received, accepted and retained these valuable benefits. It would be grossly inequitable for Wittig and Lake to retain these valuable benefits at the expense of the Company.

204. In the course of their employment with the Company, Wittig and Lake both engaged in misconduct that constituted conspiracy, and breaches of fiduciary duty and that

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

were illegal and demonstrably and materially injurious to the Company. Their actions caused the Company to suffer pecuniary harm and to lose credibility among its shareholders, regulators, customers and the public. Because of their misconduct, Wittig and Lake are not entitled to receive any compensation or benefits from the Company following the termination of their employment, as a matter of Kansas law and public policy. Alternatively, the panel should find that Wittig's and Lake's employments were terminated for cause and that their purported resignations were without good reason.

205. Wittig and Lake's conspiracy, breaches of fiduciary duties and illegal conduct permeated their employment relationship with the Company. From 1998 to 2002, Wittig and Lake conspired to enrich themselves at the Company's expense while the value of the Company's business deteriorated and the stock price continued to decline. Wittig and Lake are required to disgorge all compensation and benefits they have received from the Company and are not entitled to any future compensation or benefits from the Company.

                               REQUESTS FOR RELIEF

       Westar Energy, Inc. respectfully requests awards in its favor and against David C. Wittig and Douglas T. Lake as follows:

   a. an award in favor of Westar Energy, Inc. and against David C. Wittig representing repayment of all base salary, bonus and other employment compensation received from 1998 to 2002 in the approximate amount of $15,651,005.53;

   b. an award in favor of Westar Energy, Inc. and against Douglas T. Lake representing repayment of all base salary, bonus and other employment compensation received from 1998 to 2002 in the approximate amount of $6,262,297.58;

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

   c. an award in favor of Westar Energy, Inc. and against David C. Wittig with respect to the split-dollar life insurance agreement (i) in the approximate amount of $3,445,733 for the premium paid by Westar Energy, Inc. for the policy, (ii) in the amount of $2,000,000 for the cash payment Westar Energy, Inc. made in 2002 in connection with split-dollar life insurance agreement, and (iii) declaring that Westar Energy, Inc. has no further obligations under the split-dollar life insurance agreement with David C. Wittig;

   d. an award in favor of Westar Energy, Inc. and against David C. Wittig for personal use of Westar Energy, Inc.'s airplanes in an amount of at least $481,775.09 and such additional amounts as may be appropriate in the circumstances;

   e. an award in favor of Westar Energy, Inc. and against Douglas T. Lake for personal use of Westar Energy, Inc.'s airplanes in an amount of at least $274,717.72 and such additional amounts as may be appropriate in the circumstances;

   f. an award in favor of Westar Energy, Inc. and against David C. Wittig and Douglas T. Lake, jointly and severally, for wasteful use of Westar Energy, Inc.'s airplanes in connection with business travel in an amount to be determined;

   g. an award in favor of Westar Energy, Inc. and against David C. Wittig for the Company's loss in connection with the acquisition and sale of a Company airplane in the approximate amount of $1,300,000;

   h. an award in favor of Westar Energy, Inc. and against David C. Wittig for attorneys fees and expenses paid by Westar Energy, Inc. in connection with

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

       responding to a federal grand jury subpoena in the approximate amount of $5,661.00;

   i. an award in favor of Westar Energy, Inc. and against Douglas T. Lake for the loan to him in the amount of $976,513.98 plus interest accruing through the date of payment in accordance with the promissory note;

   j. an award in favor of Westar Energy, Inc. and against David C. Wittig and Douglas T. Lake, jointly and severally, for attorneys fees and expenses paid by Westar Energy, Inc. in connection with advice concerning personal employment matters in an amount to be determined;

   k. an award in favor of Westar Energy, Inc. and against David C. Wittig and Douglas T. Lake, jointly and severally, for attorneys fees and expenses paid by Westar Energy, Inc. in connection with efforts to oust directors who questioned executive compensation in the an amount to be determined;

   l. an award in favor of Westar Energy, Inc. and against David C. Wittig and Douglas T. Lake, jointly and severally, for Westar Energy, Inc.'s investment in QuVIS, Inc. in the amount of $400,000 plus pre-judgment interest;

   m. an award in favor of Westar Energy, Inc. and against David C. Wittig and Douglas T. Lake, jointly and severally, for attorneys fees and necessary expenses paid by Westar Energy, Inc. in connection with an investigation by its special committee in an amount in excess of $9,000,000;

   n. an award in favor of Westar Energy, Inc. and against David C. Wittig for his breach of fiduciary duty in connection with the Company investment in the KMF in the approximate amount of $1,814,666;

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

   o. an award in favor of Westar Energy, Inc. and against David C. Wittig for his breach of fiduciary duty by using the same broker for personal and corporate transactions in an amount to be determined;

   p. an award in favor of Westar Energy, Inc. and against David C. Wittig for his breach of fiduciary duty in connection with the filing of a false proxy statement in 2002 in an amount to be determined;

   q. an award in favor of Westar Energy, Inc. and against David C. Wittig declaring that Westar Energy, Inc. has no further obligations to pay, distribute or grant further compensation or benefits of any kind to David
       C. Wittig including, but not limited to, payments under the employment agreement for salary, bonus, severance, accumulated sick pay or vacation pay, payments under the executive salary continuation plan, awards of restricted stock units, distribution of deferred stock and payments of dividends on deferred stock or on restricted stock units;

   r. an award in favor of Westar Energy, Inc. and against Douglas T. Lake declaring that Westar Energy, Inc. has no further obligations to pay, distribute or grant further compensation or benefits of any kind to Douglas T. Lake including, but not limited to, payments under the employment agreement for salary, bonus, severance, accumulated sick pay or vacation pay, payments under the executive salary continuation plan, awards of restricted stock units, distribution of deferred stock and payments of dividends on deferred stock or restricted stock units;

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

       s. an award in favor of Westar Energy, Inc. against David C. Wittig and Douglas T. Lake, declaring that their respective employment agreements are voidable and unenforceable, or alternatively that they were terminated for cause;

       t. an award in favor of Westar Energy, Inc. against David C. Wittig and Douglas T. Lake, holding that they are not entitled to indemnity, or advanced costs of defense, under their voidable employment agreements, or because they were terminated for cause;

       u. an award in favor of Westar Energy, Inc. and against David C. Wittig and Douglas T. Lake for the costs and expenses of this arbitration, including attorneys fees, incurred by Westar Energy, Inc. in an amount to be determined;

       v. an award in favor of Westar Energy, Inc. for prejudment interest on all liquidated amounts under Kansas law; and

       w. an award in favor of Westar Energy, Inc. and against David C. Wittig and Douglas T. Lake for punitive damages in an amount determined by the Panel sufficient to punish their egregious misconduct and violations of trust, sufficient

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

       to deter them from engaging in similar conduct, and sufficient to deter others who may contemplate engaging in similar conduct.

                                          Respectfully submitted,

                                          ROUSE HENDRICKS GERMAN MAY PC

                                          By /s/ Charles W. German
                                            ------------------------------------
                                                Charles W. German
                                                Kirk T. May
                                                Jason M. Hans
                                                One Petticoat Lane Building
                                                1010 Walnut Street, Suite 400
                                                Kansas City, MO 64106
                                                Tele: (816) 471-7700
                                                Fax:  (816) 471-2221

                                          Attorneys for Westar Energy, Inc.

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